Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2015 Results

- Net income of $6.5 million; diluted earnings per share of $0.50 -

- Total finance receivables of $602 million, up $29 million sequentially and $58 million compared to prior-year period -

- Announced marketing of existing and forward-flow charged-off accounts -

Greenville, South Carolina – October 22, 2015 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights and Subsequent Events

•	Net income for the third quarter of 2015 was $6.5 million, a $1.1 million increase sequentially and an increase of $5.1 million from the prior-year period, which included the impact of poor credit quality convenience check solicitations. Diluted earnings per share were $0.50 based on a diluted share count of 13.1 million.

•	Total finance receivables as of September 30, 2015 were $601.6 million, an increase of 10.7% from the prior-year period. Core loan categories continue to grow:

•	Large loan finance receivables as of September 30, 2015 were $119.7 million, an increase of 28.5% sequentially and 183.9% compared to the prior-year period.

•	Branch small loan and convenience check finance receivables, collectively, as of September 30, 2015 were $328.2 million, an increase of 4.2% sequentially and 5.7% over the prior-year period.

•	Total revenue for the third quarter of 2015 was $55.1 million, an increase of $2.1 million sequentially and a $1.2 million increase from the prior-year period. Revenue growth over the prior-year period was driven by a 10.7% increase in receivables, mostly offset by an overall yield decline of 270 basis points.

•	Branch small loan yield declined 450 basis points primarily due to the origination of higher balance loans that carry lower rates.

•	Convenience check yield declined 620 basis points, also primarily due to the origination of higher balance loans that carry lower rates. The yield decline from the prior-year period was also due to the absence of higher rate, poorer credit quality loans originated last year and which have now rolled out of the portfolio.

•	Net charge-offs were $12.5 million for the third quarter of 2015, or 8.5% of average finance receivables (annualized), improving from 8.7% in the prior-year period. The related provision for credit losses for the third quarter of 2015 was $14.1 million, a decline from $22.5 million in the prior-year period, and an increase from $12.1 million in the second quarter of 2015. The $2.0 million increase compared to the second quarter of 2015 primarily relates to the growth in the total portfolio.

•	Total delinquencies as a percentage of total finance receivables as of September 30, 2015 were 22.4%, down from 25.5% as of September 30, 2014 and up from 20.6% as of June 30, 2015, primarily reflecting seasonal industry trends.

•	Regional Management opened 6 new branches in the third quarter of 2015. As of September 30, 2015, Regional Management’s branch network consisted of 322 locations.

•	Regional Management renewed its senior revolving credit facility agreement in September, receiving an increase in the committed line under the credit facility to $538 million from the previous amount of $500 million, and a maturity extension from May 2016 to September 2018.

•	Earlier today, Regional Management initiated the marketing of $100 million of its existing charged-off accounts as well as the forward flow of its charge-offs and intends to complete the transaction in the fourth quarter of 2015, with the possibility that the transaction may be completed in the first quarter of 2016.

“The third quarter results continued the sequential quarter-over-quarter trend of reporting increased profits that began in the fourth quarter of 2014,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “Our core products of branch small loans, convenience checks and large loans saw strong receivables growth, up 27.0% compared to the prior-year period, and as a result, our combined loan portfolio grew to over $600 million for the first time. Large loan receivables at the end of the quarter stood at $120 million, up 28% on a sequential basis and nearly triple the amount in our portfolio at the end of the third quarter of 2014. Notably, large loan receivables now comprise 20% of our total portfolio compared to 8% at the end of the prior-year quarter, and we believe there remain opportunities for continued growth.”

“Our net charge-off rate of 8.5% for the third quarter of 2015 was down from 8.7% in the third quarter of 2014 and 9.4% in the second quarter of 2015, and demonstrates the improving quality of our portfolio,” continued Mr. Dunn. “Our delinquencies at the end of the third quarter were up from the second quarter, mainly due to seasonality. General and administrative expenses increased $900,000 over the prior-year period, primarily due to higher branch expenses. Importantly, last month we announced the renewal of our senior revolving credit facility. In addition to seeing an increase in the size of our committed line, we gained approval to complete an auto loan securitization of up to $100 million, which will provide available funding as we continue to focus on growing our core loan portfolios. We were pleased with the continued support from our group of lenders, and with that now behind us, we are fully focused on further building a profitable and well-managed business.”

Third Quarter 2015 Results

Finance receivables outstanding at September 30, 2015 were $601.6 million, a 10.7% increase from $543.4 million in the prior-year period. Finance receivables increased primarily due to an increase in both Regional Management’s small and large loan portfolios and the addition of 26 de novo branches since September 30, 2014.

For the third quarter ended September 30, 2015, Regional Management reported total revenue of $55.1 million, a 2.2% increase from $53.9 million in the prior-year period. Interest and fee income for the third quarter of 2015 was $49.7 million, a 1.9% increase from $48.8 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period and partially offset by lower interest and fee yield, primarily in the convenience check and branch small loan portfolios. Insurance income for the third quarter of 2015 was $2.8 million, a 5.0% increase from the prior-year period.

Provision for credit losses in the third quarter of 2015 was $14.1 million versus $22.5 million in the prior-year period. Net charge-offs were $12.5 million in the third quarter of 2015. Annualized net charge-offs as a percentage of average finance receivables for the third quarter of 2015 were 8.5%, an improvement from 8.7% in the prior-year period.

On a sequential basis, provision for credit losses of $14.1 million was $2.0 million higher than the second quarter of 2015, predominantly due to loan growth.

General and administrative expenses for the third quarter of 2015 were $26.2 million, an increase of 3.6% from $25.3 million in the prior-year period. The increase was driven primarily by $2.0 million of additional branch expenses, offset by a $0.5 million decline in home office expenses and a $0.6 million decline in marketing costs. Branch expenses include changes in staffing and incentive plans for all branches, as well as the expenses associated with 26 branches added since September 30, 2014.

Net income for the third quarter of 2015 was $6.5 million, a 365.8% increase compared to net income of $1.4 million in the prior-year period. Diluted earnings per share for the third quarter of 2015 were $0.50, an increase from $0.11 in the prior-year period.

Nine Months 2015 Results

For the nine months ended September 30, 2015, Regional Management reported total revenue of $160.6 million, a 6.4% increase from $150.9 million in the prior-year period. Interest and fee income for the nine months ended September 30, 2015 was $144.5 million, a 6.4% increase from $135.8 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period. Insurance income for the nine months ended September 30, 2015 was $8.8 million, a 4.8% increase from the prior-year period.

Provision for credit losses for the nine months ended September 30, 2015 was $35.9 million versus $53.1 million in the prior-year period. Net charge-offs of $38.6 million in the nine months ended September 30, 2015 exceeded the provision by $2.7 million as Regional Management released a portion of the allowance recorded in 2014 for convenience checks. Annualized net charge-offs as a percentage of average finance receivables for the nine months ended September 30, 2015 was 9.2%, a decline from 9.6% in the prior-year period.

General and administrative expenses for the nine months ended September 30, 2015 were $87.0 million, an increase of $18.7 million, or 27.3%, from $68.4 million in the prior-year period. Included in the nine months 2015 results were $2.7 million in non-operating expenses. The balance of the expense increase of $16.0 million was driven primarily by $8.5 million of additional branch expenses, $6.5 million of additional home office expenses and $1.1 million of additional marketing costs. Branch expenses include changes in staffing and incentive plans for all branches, as well as the expenses associated with 58 branches added since December 31, 2013. The increase in home office expenses includes additional personnel, incentive plan changes and legal and consulting fees.

GAAP net income for the nine months ended September 30, 2015 was $16.0 million, a 40.1% increase compared to GAAP net income of $11.4 million in the prior-year period, and diluted earnings per share for the nine months ended September 30, 2015 were $1.22 compared to $0.88 in the prior-year period. Excluding the aforementioned non-operating expenses, non-GAAP net income for the nine months ended September 30, 2015 totaled $17.7 million and non-GAAP diluted earnings per share were $1.35. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

2015 De Novo Outlook

As of September 30, 2015, Regional Management’s branch network consisted of 322 locations. Regional Management opened 6 de novo branches in the third quarter of 2015 and, for the full year 2015, plans to open a minimum of 30 de novo branches.

Liquidity and Capital Resources

As of September 30, 2015, Regional Management had finance receivables of $601.6 million and outstanding debt of $379.6 million on its $538.0 million senior revolving credit facility.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (866) 515-2909 (toll-free) or (617) 399-5123 (direct), passcode 62776115. Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Thursday, October 29, 2015, by telephone at (888) 286-8010 (toll-free) or (617) 801-6888 (direct), passcode 63457927. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q’15	3Q’14	$	%	YTD’15	YTD’14	$	%
Revenue
Interest and fee income	$49,741	$48,792	$949	1.9%	$144,474	$135,833	$8,641	6.4%
Insurance income, net	2,767	2,636	131	5.0%	8,816	8,412	404	4.8%
Other income	2,588	2,481	107	4.3%	7,331	6,682	649	9.7%

Total revenue	55,096	53,909	1,187	2.2%	160,621	150,927	9,694	6.4%

Expenses
Provision for credit losses	14,085	22,542	8,457	37.5%	35,899	53,106	17,207	32.4%

Personnel	15,993	14,042	(1,951)	-13.9%	51,964	38,284	(13,680)	-35.7%
Occupancy	4,590	4,221	(369)	-8.7%	13,053	11,418	(1,635)	-14.3%
Marketing	1,134	1,756	622	35.4%	5,614	4,488	(1,126)	-25.1%
Other	4,465	5,265	800	15.2%	16,417	14,191	(2,226)	-15.7%

Total general and administrative expenses	26,182	25,284	(898)	-3.6%	87,048	68,381	(18,667)	-27.3%

Interest expense	4,335	3,848	(487)	-12.7%	11,871	11,167	(704)	-6.3%

Income before income taxes	10,494	2,235	8,259	369.5%	25,803	18,273	7,530	41.2%
Income taxes	3,987	838	(3,149)	-375.8%	9,805	6,852	(2,953)	-43.1%

Net income	$6,507	$1,397	$5,110	365.8%	$15,998	$11,421	$4,577	40.1%

Net income per common share:
Basic	$0.51	$0.11	$0.40	363.6%	$1.25	$0.90	$0.35	38.9%

Diluted	$0.50	$0.11	$0.39	354.5%	$1.22	$0.88	$0.34	38.6%

Weighted-average shares outstanding:
Basic	12,881	12,714	167	1.3%	12,835	12,687	148	1.2%

Diluted	13,111	12,934	177	1.4%	13,063	12,950	113	0.9%

Return on average assets (annualized)	4.5%	1.1%			3.9%	3.0%

Return on average equity (annualized)	13.4%	3.2%			11.4%	9.0%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	3Q’15	3Q’14	$	%
Assets
Cash	$4,922	$3,831	$1,091	28.5%
Gross finance receivables	743,003	656,079	86,924	13.2%
Less unearned finance charges, insurance premiums, and commissions	(141,395)	(112,726)	(28,669)	-25.4%

Finance receivables	601,608	543,353	58,255	10.7%
Allowance for credit losses	(37,786)	(43,301)	5,515	-12.7%

Net finance receivables	563,822	500,052	63,770	12.8%
Property and equipment, net of accumulated depreciation	9,377	8,553	824	9.6%
Deferred tax asset, net	265	2,915	(2,650)	-90.9%
Repossessed assets at net realizable value	343	733	(390)	-53.2%
Goodwill	716	716	—	0.0%
Intangible assets, net	564	978	(414)	-42.3%
Other assets	8,957	5,042	3,915	77.6%

Total assets	$588,966	$522,820	$66,146	12.7%

Liabilities and Stockholders’ Equity
Liabilities:
Senior revolving credit facility	$379,617	$339,323	$40,294	11.9%
Accounts payable and accrued expenses	11,754	9,864	1,890	19.2%

Total liabilities	391,371	349,187	42,184	12.1%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 12,914 and 12,716 shares issued and outstanding at September 30, 2015 and 2014, respectively	1,291	1,272	19	1.5%
Additional paid-in-capital	88,913	84,349	4,564	5.4%
Retained earnings	107,391	88,012	19,379	22.0%

Total stockholders’ equity	197,595	173,633	23,962	13.8%

Total liabilities and stockholders’ equity	$588,966	$522,820	$66,146	12.7%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	3Q’15		2Q’15		3Q’14
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$144,551	43.5%	$130,806	45.3%	$111,713	48.0%
Convenience checks	178,940	42.8%	171,323	45.0%	187,845	49.0%
Large loans	106,155	27.6%	79,756	27.7%	42,691	26.6%
Automobile loans	133,857	18.8%	143,659	19.3%	168,226	19.6%
Retail loans	25,022	19.1%	24,556	18.8%	27,271	18.7%

Total interest and fee yield	$588,525	33.8%	$550,100	34.7%	$537,746	36.3%

Total revenue yield	$588,525	37.4%	$550,100	38.5%	$537,746	40.1%

	Components of Increase in Interest and Fee Income 3Q’15 Compared to 3Q’14 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$3,663	$(1,336)	$2,327
Convenience checks	(1,054)	(2,798)	(3,852)
Large loans	4,381	110	4,491
Automobile loans	(1,630)	(310)	(1,940)
Retail loans	(107)	30	(77)
Change in product mix	(805)	805	—

Total increase in interest and fee income	$4,448	$(3,499)	$949

	Net Loans Originated (1)
	3Q’15	2Q’15	3Q’14	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$63,647	$80,818	$62,910	$(17,171)	-21.2%	$737	1.2%
Convenience checks	80,675	90,745	111,415	(10,070)	-11.1%	(30,740)	-27.6%
Large loans	44,911	46,134	11,301	(1,223)	-2.7%	33,610	297.4%
Automobile loans	7,665	11,802	16,222	(4,137)	-35.1%	(8,557)	-52.7%
Retail loans	7,868	8,136	7,725	(268)	-3.3%	143	1.9%

Total net loans originated	$204,766	$237,635	$209,573	$(32,869)	-13.8%	$(4,807)	-2.3%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	3Q’15	2Q’15	3Q’14
Net charge-offs	$12,470	$12,881	$13,825
Net charge-offs (180+ policy change)	—	—	(2,106)

Net charge-offs (excluding policy change)	$12,470	$12,881	$11,719
Percentage of average finance receivables (annualized)	8.5%	9.4%	8.7%

Provision for credit losses	$14,085	$12,102	$22,542
Percentage of average finance receivables (annualized)	9.6%	8.8%	16.8%
Percentage of total revenue	25.6%	22.8%	41.8%

General and administrative expenses	$26,182	$28,243	$25,284
Percentage of average finance receivables (annualized)	17.8%	20.5%	18.8%
Percentage of total revenue	47.5%	53.3%	46.9%

Same store results:
Finance receivables at period-end	$573,221	$545,928	$525,468
Finance receivable growth rate	7.1%	8.0%	3.8%
Number of branches in calculation	293	281	263

	Finance Receivables by Product
	3Q’15	2Q’15	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q’14	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$147,664	$140,161	$7,503	5.4%	$114,398	$33,266	29.1%
Convenience checks	180,543	174,786	5,757	3.3%	196,026	(15,483)	-7.9%
Large loans	119,731	93,203	26,528	28.5%	42,177	77,554	183.9%

Total core loans	447,938	408,150	39,788	9.7%	352,601	95,337	27.0%
Automobile loans	128,131	139,593	(11,462)	-8.2%	163,825	(35,694)	-21.8%
Retail loans	25,539	24,782	757	3.1%	26,927	(1,388)	-5.2%

Total finance receivables	$601,608	$572,525	$29,083	5.1%	$543,353	$58,255	10.7%

Number of branches at period end	322	316	6	1.9%	296	26	8.8%
Average finance receivables per branch	$1,868	$1,812	$56	3.1%	$1,836	$32	1.7%

	3Q’14	2Q’14	QoQ $ Inc (Dec)	QoQ % Inc (Dec)
Total finance receivables	$543,353	$517,975	$25,378	4.9%

	Contractual Delinquency by Aging
	3Q’15		2Q’15		3Q’14
Allowance for credit losses	$37,786	6.3%	$36,171	6.3%	$43,301	8.0%

Current	466,847	77.6%	454,424	79.4%	404,756	74.5%
1 to 29 days past due	90,626	15.1%	81,275	14.2%	98,304	18.1%

Delinquent accounts:
30 to 59 days	17,094	2.8%	14,665	2.5%	19,274	3.6%
60 to 89 days	9,952	1.7%	8,113	1.4%	9,406	1.7%
90 to 119 days	6,874	1.1%	5,633	1.0%	5,508	1.0%
120 to 149 days	5,766	1.0%	4,597	0.8%	4,284	0.8%
150 to 179 days	4,449	0.7%	3,818	0.7%	1,821	0.3%
180 days and over	—	0.0%	—	0.0%	—	0.0%

Total contractual delinquency	$44,135	7.3%	$36,826	6.4%	$40,293	7.4%

Total finance receivables	$601,608	100.0%	$572,525	100.0%	$543,353	100.0%

1 day and over past due	$134,761	22.4%	$118,101	20.6%	$138,597	25.5%

	Contractual Delinquency by Product
	3Q’15		2Q’15		3Q’14
Branch small loans	$14,166	9.6%	$10,804	7.7%	$9,209	8.0%
Convenience checks	15,605	8.6%	13,561	7.8%	17,151	8.7%
Large loans	3,829	3.2%	2,748	2.9%	2,114	5.0%
Automobile loans	9,327	7.3%	8,619	6.2%	10,588	6.5%
Retail loans	1,208	4.7%	1,094	4.4%	1,231	4.6%

Total contractual delinquency	$44,135	7.3%	$36,826	6.4%	$40,293	7.4%

	Quarterly Trend
	3Q’14	4Q’14	1Q’15	2Q’15	3Q’15	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$48,792	$48,964	$47,065	$47,668	$49,741	$2,073	$949
Insurance income, net	2,636	2,261	2,929	3,120	2,767	(353)	131
Other income	2,481	2,567	2,530	2,213	2,588	375	107

Total revenue	53,909	53,792	52,524	53,001	55,096	2,095	1,187

Expenses
Provision for credit losses	22,542	15,950	9,712	12,102	14,085	(1,983)	8,457
Personnel	14,042	17,099	19,760	16,211	15,993	218	(1,951)
Occupancy	4,221	4,157	4,165	4,298	4,590	(292)	(369)
Marketing	1,756	1,842	2,471	2,009	1,134	875	622
Other	5,265	5,298	6,227	5,725	4,465	1,260	800

Total general and administrative	25,284	28,396	32,623	28,243	26,182	2,061	(898)

Interest expense	3,848	3,780	3,604	3,932	4,335	(403)	(487)

Income before income taxes	2,235	5,666	6,585	8,724	10,494	1,770	8,259
Income taxes	838	2,285	2,502	3,316	3,987	(671)	(3,149)

Net income	$1,397	$3,381	$4,083	$5,408	$6,507	$1,099	$5,110

Net income per common share:
Basic	$0.11	$0.27	$0.32	$0.42	$0.51	$0.09	$0.40

Diluted	$0.11	$0.26	$0.31	$0.41	$0.50	$0.09	$0.39

Weighted-average shares outstanding:
Basic	12,714	12,744	12,838	12,845	12,881	36	167

Diluted	12,934	12,955	13,061	13,078	13,111	33	177

	3Q’14	4Q’14	1Q’15	2Q’15	3Q’15	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	522,820	530,270	507,742	560,981	588,966	27,985	66,146

Finance receivables	543,353	546,192	525,907	572,525	601,608	29,083	58,255

Allowance for credit losses	43,301	40,511	36,950	36,171	37,786	1,615	(5,515)

Senior revolving credit facility	339,323	341,419	312,538	359,491	379,617	20,126	40,294

	Headcount Trend
	3Q’14	4Q’14	1Q’15	2Q’15	3Q’15	QoQ Inc (Dec)	YoY Inc (Dec)
Branch headcount	1,313	1,335	1,273	1,205	1,208	3	(105)
2015 new branches			15	40	48	8	48

Total branch headcount	1,313	1,335	1,288	1,245	1,256	11	(57)
Home office headcount	92	105	125	120	129	9	37

Total headcount	1,405	1,440	1,413	1,365	1,385	20	(20)

Number of branches	296	300	306	316	322	6	26

	General & Administrative Expenses Trend
	3Q’14	4Q’14	1Q’15	2Q’15	3Q’15	QoQ $ B(W)	YoY $ B(W)
Branch G&A expenses	$16,866	$18,020	$19,284	$16,596	$17,946	$(1,350)	$(1,080)
2015 new branches			86	498	930	(432)	(930)

Total branch G&A expenses	16,866	18,020	19,370	17,094	18,876	(1,782)	(2,010)
Marketing	1,756	1,842	2,471	2,009	1,134	875	621
Home office G&A expenses	6,662	8,534	10,782	9,140	6,172	2,968	491

Total G&A expenses	$25,284	$28,396	$32,623	$28,243	$26,182	$2,061	$(898)

	Averages and Yields
	YTD’15		YTD’14
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$133,701	44.8%	$107,493	47.9%
Convenience checks	178,196	44.3%	174,057	45.2%
Large loans	79,806	27.4%	42,585	26.8%
Automobile loans	142,417	19.1%	173,252	19.7%
Retail loans	24,983	18.7%	28,879	18.3%

Total interest and fee yield	$559,103	34.5%	$526,266	34.4%

Total revenue yield	$559,103	38.3%	$526,266	38.2%

	Components of Increase in Interest and Fee Income YTD’15 Compared to YTD’14 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$8,935	$(2,665)	$6,270
Convenience checks	1,389	(1,215)	174
Large loans	7,635	169	7,804
Automobile loans	(4,445)	(700)	(5,145)
Retail loans	(544)	82	(462)
Change in product mix	(4,548)	4,548	—

Total increase in interest and fee income	$8,422	$219	$8,641

	Net Loans Originated (1)
	YTD’15	YTD’14	YTD $ Inc (Dec)	YTD % Inc (Dec)
Branch small loans	$195,835	$160,293	$35,542	22.2%
Convenience checks	232,074	238,785	(6,711)	-2.8%
Large loans	120,874	32,995	87,879	266.3%
Automobile loans	34,057	51,326	(17,269)	-33.6%
Retail loans	22,731	22,350	381	1.7%

Total net loans originated	$605,571	$505,749	$99,822	19.7%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD’15	YTD’14
Net charge-offs	$38,624	$39,894
Net charge-offs (180+ policy change)	—	(2,106)

Net charge-offs (excluding policy change)	$38,624	$37,788
Percentage of average finance receivables (annualized)	9.2%	9.6%

Provision for credit losses	$35,899	$53,106
Percentage of average finance receivables (annualized)	8.6%	13.5%
Percentage of total revenue	22.4%	35.2%

General and administrative expenses	$87,048	$68,381
Percentage of average finance receivables (annualized)	20.8%	17.3%
Percentage of total revenue	54.2%	45.3%

Because it adjusts for certain non-operating and non-cash items, the Company believes that non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Non-GAAP Reconciliation
	YTD’15	Adjustments		Non-GAAP
General and administrative expenses	$87,048	$(2,676	)(1)(2)(3)	$84,372
Income taxes	$9,805	$1,017	(5)	$10,822
Net income	$15,998	$1,659		$17,657
Diluted net income per common share	$1.22	$0.13		$1.35

	Non-GAAP Reconciliation
	YTD’14	Adjustments		Non-GAAP
General and administrative expenses	$68,381	$(49	)(2)(4)	$68,332
Income taxes	$6,852	$18	(5)	$6,870
Net income	$11,421	$31		$11,452
Diluted net income per common share	$0.88	$—		$0.88

(1)	Exclude executive retirement agreement costs of $533
(2)	Exclude loan system conversion costs of $613 and $1,437 for YTD’15 and YTD’14
(3)	Exclude CEO equity award costs of $1,530
(4)	Benefit related to vacation policy change of $1,388
(5)	Tax effect of the adjustments